Exhibit 99.1

IT Tech Packaging, Inc. Announces Third Quarter 2021 Financial Results

Company to Host Earnings Conference Call on Friday, November 12, 2021, at 8:00 am ET

BAODING, China, November 10, 2021 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Unaudited Financial Results

	For the Three Months Ended September 30,
($ millions)	2020	2021	% Change
Revenues	33.36	45.09	35.2%
Regular Corrugating Medium Paper (“CMP”)*	19.55	31.2	59.6%
Light-Weight CMP**	5.08	6.13	20.71%
Offset Printing Paper	6.13	4.80	-21.72%
Tissue Paper Products	2.38	2.81	18.13%
Face Masks	0.22	0.15	-31.2%

Gross profit	2.57	1.82	-29.1%
Gross profit (loss) margin	7.70%	4.04	-3.66 pp	****
Regular Corrugating Medium Paper (“CMP”)*	6.40%	2.94%	-3.46 pp	****
Light-Weight CMP**	9.44%	5.59%	-3.85 pp	****
Offset Printing Paper	18.89%	16.20%	-2.69 pp	****
Tissue Paper Products***	-14.5%	-8.74%	-5.76 pp	****
Face Masks	11.13%	20.44%	9.31 pp	****

Operating income (loss)	0.18	(0.20)	-212.11%
Net income (loss)	-0.52	1.54	396.09%
EBITDA	3.60	5.32	49.01%
Basic and Diluted earnings (loss) per share	-0.02	0.03	500.0%

*	Products from PM6

**	Products from PM1

***	Products from PM8 and PM9

****	pp represents percentage points

●	Revenue for the three months ended September 30, 2021 was $45,087,671, representing an increase of $11,730,220, or 35.17%, from $33,357,451 for the same period in the previous year.

●	Gross profit for the three months ended September 30, 2021 was $1,821,536 (4.04% of the total revenue), representing a decrease of $746,015, or 29.06%, from the gross profit of $2,567,551 (7.70% of the total revenue) for the three months ended September 30, 2020.

●	Operating loss for the quarter ended September 30, 2021 was $198,029, representing a decrease of $374,660, or 212.11%, from income from operations of $176,631 for the quarter ended September 30, 2020. The decrease in income from operations was primarily due to the decrease in gross profit.

●	Net income was $1,542,576 for the quarter ended September 30, 2021, representing an increase of $2,063,550, or 396.09%, from net loss of $520,974 for the quarter ended September 30, 2020.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased by 49.01% to $5.32 million.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “For the first nine months this year, we continued making improvements in the sales of CMP, offset printing paper and tissue paper products . Our total revenue for the first nine months of 2021increased by 69.19% to $115.83 million, resulting from 36.34% growth of overall sales volume and a 25.63% increase in average selling prices over all categories of products. We recorded a 34.80% increase of gross profit.

Although the demands of paper products are impacted by the repeated epidemic, double reduction policy and paperless office trend, we expect the earnings per ton for paper products will be significantly improved by the uprising price. Further, due to the dual control of energy consumption policy, many leading paper manufacturers adjusted the production accordingly, which will cause a shortage of supply. In a word, we positively expect a much better performance in the upcoming quarter.”

Revenue

Revenue for the three months ended September 30, 2021 was $45,087,671, an increase of $11,730,220, or 35.17%, from $33,357,451 for the same period in the previous year. This was mainly due to the increase in sales volume of regular corrugating medium paper (“regular CMP”) and the increase in Average Selling Prices (ASPs) of CMP and tissue paper products.

The following table summarizes revenue, volume and ASP by product for the third quarter of 2021 and 2020, respectively:

	Three Months Ended			Three Months Ended
	September 30, 2021			September 30, 2020
Sales Revenue	Quantity (Tonne)	Amount	ASP ($/tonne)	Quantity (Tonne)	Amount	ASP ($/tonne)
Regular CMP	61,947	31,200,984	504	48,107	19,553,861	406
Light-Weight CMP	12,497	6,127,480	490	12,884	5,076,133	394
Offset Printing Paper	7,045	4,795,391	681	10,280	6,126,303	596
Tissue Paper Products	2,646	2,811,625	1,063	2,855	2,380,052	834
Total CMP, Offset Printing Paper and Tissue Paper Revenue	84,135	44,935,480	534	74,126	33,136,349	447

	Quantity (Piece))	Amount	ASP ($/piece)	Quantity (Piece)	Amount	ASP ($/Piece)
Face Masks	3,180,000	152,191	0.05	3,576,000	221,102	0.06

Of the total CMP sales, revenue from regular CMP increased by $11.65 million, or 59.56%, to $31.2 million, resulting from sales of 61,947 tonnes at an ASP of $504/tonne, during the third quarter of 2021, compared to revenue of $19.6 million, resulting from sales of 48,107 tonnes at an ASP of $406/tonne, for the same period of last year. Revenue from light-weight CMP increased by $1.05 million, or 20.71%, to $6.13 million, resulting from sales of 12,497 tonnes at an ASP of $490/tonne for the third quarter of 2021, compared to revenue of $5.08 million, resulting from sales of 12,884 tonnes at an ASP of $394/tonne for the same period of last year.

Revenue from offset printing paper decreased by $1.3 million, or 21.72%, to $4.80 million for the third quarter of 2021, from $6.13 million for the same period of last year. The Company sold 7,045 tonnes of offset printing paper at an ASP of $681/tonne in the third quarter of 2021, compared to 10,280 tonnes at an ASP of $596/tonne in the same period of last year.

Revenue from tissue paper products increased by $0.43 million, or 18.13%, to $2.8 million, resulting from sales of 2,646 tonnes at an ASP of $1,063/tonne, for the third quarter of 2021, compared to revenue of $2.4 million, resulting from sales of 2,855 tonnes at an ASP of $834/tonne for the same period of last year.

Revenue generated from selling face mask were $152,191 and $221,102 for the three months ended September 30, 2021 and 2020. The Company sold 3,180 thousand pieces of face masks in the third quarter of 2021, as compared to 3,576 thousand pieces in the comparable period of 2020, a decrease of 396 thousand pieces, or 31.17%.

Gross Profit and Gross Margin

Total cost of sales increased by $12.48 million, or 40.52%, to $43.27 million for the third quarter of 2021 from $30.79 million for the same period of last year. The increase in overall cost of sales was mainly due to the increased manufacturing overhead costs and increased material costs, specifically higher average unit purchase costs of recycled paper board and recycled white scrap paper in the third quarter of 2021. Average unit purchase costs of recycled paper board and recycled white scrap paper, major raw material used for production, was approximately $304/tonne and $358/tonne, respectively, for the third quarter of 2021, compared to $251/tonne and $297/tonne, respectively, for the same period of last year. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $489, $463, $570, and $1,155, respectively, for the third quarter of 2021, compared to $380, $357, $483 and $955, respectively, for the same period of last year. Total gross profit was $1.82 million for the third quarter of 2021, compare to the gross profit of $2.57 million for the same period of last year as a result of factors described above. Overall gross margin was 4.04% for the third quarter of 2021, compared to 7.70% for the same period of last year. Gross profit (loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 2.94%, 5.59%, 16.20%, -8.74% and 20.44%, respectively, for the third quarter of 2021, compared to 6.40%, 9.44%, 18.89%,-14.50% and 11.13%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by $0.37 million, or 15.53%, to $2.02 million for the third quarter of 2021 from $2.39 million for the same period of last year.

Income (loss) from Operations

Operating loss for the quarter ended September 30, 2021 was $198,029, a decrease of $374,660, or 212.11%, from income from operations of $176,631 for the quarter ended September 30, 2020. The decrease in income from operations was primarily due to the decrease in gross profit.

Net Income (Loss)

As a result and the factors discussed above, net income was $1,542,576 or $0.03 per basic and diluted share for the quarter ended September 30, 2021, representing an increase of $2,063,550, or 396.09%, from net loss of $520,974, or $0.02 loss per basic and diluted share for the quarter ended September 30, 2020.

EBITDA

EBITDA was $5.32 million for the third quarter of 2021, compared to $3.60 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended September 30,
($ millions)	2020	2021
Net income (loss)	-0.52	1.54
Add: Income tax	0.03	-0.07
Net interest expense	0.26	0.28
Depreciation and amortization	3.83	3.57
EBITDA	3.60	5.32

Nine Months Ended September 30, 2021 Financial Results

	For the Nine Months Ended September 30,
($ millions)	2020	2021	% Change
Revenues	68.46	115.83	69.19%
Regular Corrugating Medium Paper (“CMP”)*	42.65	78.42	83.87%
Light-Weight CMP**	11.59	16.44	41.76%
Offset Printing Paper	7.39	14.10	74.87%
Tissue Paper Products	5.77	6.49	12.57%
Face Masks	1.07	0.39	-63.29%

Gross profit	4.96	6.68	34.80%
Gross profit (loss) margin	7.24%	5.77%	-1.47 pp	****
Regular Corrugating Medium Paper (“CMP”)*	7.27%	4.97%	-2.30 pp	****
Light-Weight CMP**	11.23%	7.26%	-3.97 pp	****
Offset Printing Paper	19.70%	17.47%	-2.23 pp	****
Tissue Paper Products***	-24.82%	-14.39%	10.43 pp	****
Face Masks	49.50%	16.98%	-32.52 pp	****

Operating income	-3.49	-0.49	85.93%
Net income	-3.94	-3.25	17.47%
EBITDA	7.20	2.69	-62.64%
Basic and Diluted earnings per share	-0.15	-0.06	60%

*	Products from PM6

**	Products from PM1

***	Products from PM8 and PM9

****	pp represents percentage points

Revenue

For the nine months ended September 30, 2021, total revenue increased by $47.37 million, or 69.19%, to $115.83 million from $68.46 million for the same period of last year. The increase in total revenue was mainly due to the increase in sales volume of Regular CMP, offset printing paper together with the increase in ASPs over all paper products categories. The following table summarizes revenue, volume and ASP by product for the nine months ended September 30, 2021 and 2020, respectively:

	Nine Months Ended			Nine Months Ended
	September 30, 2021			September 30, 2020
Sales Revenue	Quantity (Tonne)	Amount	ASP ($/tonne)	Quantity (Tonne)	Amount	ASP ($/tonne)

Regular CMP	156,080	$78,417,279	502	108,874	$42,647,898	392
Light-Weight CMP	33,658	$16,436,588	488	30,384	$11,594,324	382
Offset Printing Paper	20,602	$14,095,393	684	12,463	$7,388,491	593
Tissue Paper Products	5,963	$6,491,234	1,089	6,923	5,766,207	833
Total CMP, Offset Printing Paper and Tissue Paper Revenue	216,303	$115,440,494	534	158,644	$67,396,920	425

Face Mask	Quantity (Piece)	Amount	ASP ($/piece)	Quantity (Piece)	Amount	ASP ($/piece)
	9,650,000	$391,519	0.04	9,856,000	$1,066,654	0.11

Revenue from CMP, including both regular CMP and light-Weight CMP increased by $40.61 million, or 74.87%, to $94.85 million, and accounted for 81.89% of total revenue for the first nine months of 2021, compared to $54.2 million, or 79.2% of total revenue for the same period of last year. The Company sold 189,738 tonnes of CMP at an ASP of $500/tonne in the first nine months of 2021, compared to 139,258 tonnes at an ASP of $390/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP increased by $35.77 million, or 83.87%, to $78.42 million, resulting from sales of 156,080 tonnes at an ASP of $502/tonne during the first nine months of 2021, compared to revenue of $42.65 million, resulting from sales of 108,874 tonnes at an ASP of $392/tonne for the same period of last year. Revenue from light-weight CMP increased by $4.84 million, or 41.76%, to $16.44 million, resulting from sales of 33,658 tonnes at an ASP of $488/tonne for the first nine months of 2021, compared to revenue of $11.6 million, resulting from sales of 30,384 tonnes at an ASP of $382/tonne for the same period of last year.

Revenue from offset printing paper increased by $6.71 million, or 90.77%, to $14.1 million for the first nine months of 2021 from $7.39 million for the same period of last year. The Company sold 20,602 tonnes of offset printing paper at an ASP of $684/tonne in the first nine months of 2021, compared to 12,463 tonnes at an ASP of $593/tonne in the same period of last year.

Revenue from tissue paper products increased by $0.73 million, or 12.57%, to $6.49 million, resulting from sales of 5,963 tonnes at an ASP of $1,089/tonne, for the first nine months of 2021, compared to revenue of $5.77 million, resulting from sales of 6,923 tonnes at an ASP of $833/tonne for the same period of last year.

Revenue generated from selling face mask were $391,519 and $1,066,654 for the nine months ended September 30, 2021 and 2020. We sold 9,650 thousand pieces of face masks in the third quarter of 2021, as compared to 9,856 thousand pieces in the comparable period of 2020, a decrease of 206 thousand pieces, or 2.09%.

Gross Profit and Gross Margin

Total cost of sales increased by $45.86 million, or 72.83%, to $108.83 million for the first nine months of 2021 from $63.0 million for the same period of last year. This was mainly a result of the increase in sales volume of CMP and offset printing paper and increase of material costs. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products were, $477, $453, $565, and $1,245, respectively, for the first nine months of 2021 compared to $363, $339, $476, and $1,040, respectively, for the same period of last year.

Total gross profit increased by $1.72 million, or 34.80%, to $6.68 million for the first nine months of 2021 from $5.0 million for the same period of last year. Overall gross margin decreased by 1.47 percentage points to 5.77% for the first nine months of 2021 from 7.24% for the same period of last year. Gross margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 4.97%, 7.26%, 17.47%, -14.39% and 16.98%, respectively, for the first nine months of 2021, compared to 7.27%, 11.23%, 19.70% , -24.82 and 49.50%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended September 30, 2021 were $7,172,495, a decrease of $1,272,861, or 15.07% from $8,445,356 for the nine months ended September 30, 2020. The decrease was mainly due to higher share based compensation and expenses in April 2020.

Loss from Operations

Operating loss for the nine months ended September 30, 2021 was $490,934, a decrease of loss of $2,997,760, or 85.93%, from $3,488,694 for the nine months ended September 30, 2020. The decrease was primarily due to the increase in gross profit and decrease in selling, general and administrative expenses.

Net Loss

As a result of the above, net loss was $3,249,528 for the nine months ended September 30, 2021, representing a decrease of loss of $687,764, or 17.47%, from $3,937,292 for nine months ended September 30, 2020.

EBITDA

EBITDA decreased by $4.51 million, or 62.64%, to $2.69 million for the first nine months of 2021 from $7.20 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Nine Months Ended September 30,
($ millions)	2020	2021
Net income	-3.94	-3.25
Add: Income tax	0.58	-4.95
Net interest expense	-0.74	-0.84
Depreciation and amortization	11.30	11.73
EBITDA	7.20	2.69

Cash, Liquidity and Financial Position

As of September 30, 2021, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including loan from credit union) of $26.58 million, $12.20 million and $4.52 million, respectively, compared to $4.14 million, $12.16 million and $4.6 million, respectively, at the end of 2020.

Net accounts receivable was $4.12 million as of September 30, 2021, compared to $2.39 million as of December 31, 2020. Net inventory was $7.62 million as of September 30, 2021, compared to $1.23 million at the end of 2020. As of September 30, 2021, the Company had current assets of $62.25 million and current liabilities of $18.68 million, resulting in a working capital of $43.57 million. This was compared to current assets of $14.91 million and current liabilities of $18.34 million, resulting in a working capital deficit of $3.43 million at the end of 2020.

Net cash used in operating activities was $6.44 million for the first nine months of 2021, compared to net cash provided by operating activities of $2.37 million for the same period of last year. Net cash used in investing activities was $12.78 million for the first nine months of 2021, compared to $2.57 million for the same period of last year. Net cash provided by financing activities was $41.55 million for the first nine months of 2021, compared to net cash provided in financing activities of $2.24 million for the same period of last year.

Recent development

On May 26, 2021, the Company announced it has officially obtained approval for surgical mask products from local Food and Drug Administration (FDA) in China Hebei province. IT Tech Packaging has also shown the result in public for the required period of time and is now eligible to produce (aseptic) single-use surgical and surgical masks.

On July 6, 2021, the Company announced that the Company’s tissue paper research and development center has received a Level B scale-above Certification as an industrial R&D enterprise institution in Hebei province after on-site inspection by regulators. ITP has also been granted six new utility patent certificates on paper manufacturing related equipments by the State Intellectual Property Office.

Earnings Conference Call

The Company’s management will host a conference call to discuss its third quarter 2021 financial results at 8:00 am US Eastern Time on Friday, November 12, 2021. To attend the conference call, please use the information below.

Date/Time: 8:00 am US Eastern Time (5:00 am US Pacific Time/9:00 pm Beijing Time) on Friday, November 12, 2021

Conference Title: IT Tech Packaging, Inc. Third Quarter 2021 Earnings Conference Call

Conference ID: 1924349

To attend the conference call, please register in advance of the conference using the link: http://apac.directeventreg.com/registration/event/1924349 to complete the online registration at least 15 minutes prior to the start of the call. Upon registering, the conference access information including participant dial-in numbers, a Direct Event passcode and a registrant ID will be provided to you via an email.

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at  https://edge.media-server.com/mmc/p/hq8wbnie .. Please access the link at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on November 12, 2021 to 7:59 am ET on November 20, 2021. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-281-990-299 if calling internationally. Use the conference ID 1924349 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/ .

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company

Email: ir@itpackaging.cn

Tel: +86 0312 8698215

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2021 AND DECEMBER 31, 2020

(unaudited)

	September 30,	December 31,
	2021	2020
ASSETS

Current Assets
Cash and bank balances	$26,575,582	$4,142,437
Restricted cash	-	-
Accounts receivable (net of allowance for doubtful accounts of $54,668 and $34,391 as of September 30, 2021 and December 31 2020, respectively)	4,121,781	2,389,057
Inventories	7,621,405	1,233,801
Prepayments and other current assets	22,997,609	7,051,515
Due from related parties	935,534	92,795

Total current assets	62,251,911	14,909,605

Prepayment on property, plant and equipment	32,072,039	21,149,749
Finance lease right-of-use assets, net	2,288,902	2,397,653
Property, plant, and equipment, net	127,063,147	145,142,642
Value-added tax recoverable	2,437,669	2,566,195
Deferred tax asset non-current	10,564,650	13,708,630
Total Assets	$236,678,318	$199,874,474

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,320,350	$6,435,348
Current portion of long-term loans from credit union	5,134,610	4,996,245
Lease liability	206,606	182,852
Accounts payable	354,247	592,391
Advance from customers	40,075	82,625
Due to related parties	749,717	727,433
Accrued payroll and employee benefits	318,276	224,930
Other payables and accrued liabilities	5,121,243	4,838,601
Income taxes payable	439,686	259,649

Total current liabilities	18,684,810	18,340,074

Loans from credit union	4,517,840	4,597,772
Deferred gain on sale-leaseback	176,563	387,087
Lease liability - non-current	198,352	354,107
Derivative liability	5,133,147	1,115,260

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $17,764,728 and $17,950,224 as of September 30, 2021 and December 31, 2020, respectively)	28,710,712	24,794,300

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 99,049,900 and 28,535,816 shares issued and outstanding as of September 30, 2021 and December, 31,2020, respectively	99,050	28,536
Additional paid-in capital	88,927,787	53,989,548
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income	6,868,929	5,740,722
Retained earnings	105,991,266	109,240,794

Total stockholders’ equity	207,967,606	175,080,174

Total Liabilities and Stockholders’ Equity	$236,678,318	$199,874,474

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenues	$45,087,671	$33,357,450	$115,832,013	$68,463,575

Cost of sales	(43,266,135)	(30,789,899)	(109,150,452)	(63,506,913)

Gross Profit	1,821,536	2,567,551	6,681,561	4,956,662

Selling, general and administrative expenses	(2,019,565)	(2,390,920)	(7,172,495)	(8,445,356)

(Loss) Income from Operations	(198,029)	176,631	(490,934)	(3,488,694)

Other Income (Expense):
Interest income	12,044	8,544	28,096	23,785
Subsidy income	(30)	61,152	197,861	203,171
Interest expense	(281,670)	(258,438)	(844,470)	(744,592)
Loss on derivative liability	1,938,873	(482,515)	2,810,913	(510,380)

Income (Loss) before Income Taxes	1,471,188	(494,626)	1,701,466	(4,516,710)

Provision for Income Taxes	71,388	(26,348)	(4,950,994)	579,418

Net Income (Loss)	1,542,576	(520,974)	(3,249,528)	(3,937,292)

Other Comprehensive (Loss) Income
Foreign currency translation adjustment	(819,183)	6,670,510	1,128,207	4,204,935

Total Comprehensive Income (Loss)	$723,393	$6,149,536	$(2,121,321)	$267,643

Earnings (Losses) Per Share:

Basic and Diluted Earnings (Losses) per Share	$0.03	$(0.02)	$(0.06)	$(0.15)

Outstanding – Basic and Diluted	54,196,300	25,816,354	54,196,300	25,816,354

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020

Cash Flows from Operating Activities:
Net income	$(3,249,528)	$(3,937,292)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,733,664	11,301,703
(Gain) Loss on derivative liability	(2,810,913)	510,380
Allowance for bad debts	20,118	2,973
Share-based compensation and expenses	-	1,242,000
Deferred tax	3,235,556	(1,582,754)
Changes in operating assets and liabilities:
Accounts receivable	(1,742,594)	(272,857)
Prepayments and other current assets	(6,918,816)	2,099,669
Inventories	(6,396,066)	(6,758,500)
Accounts payable	(242,357)	50,683
Advance from customers	(43,161)	76,763
Related parties	(821,943)	1,767,888
Accrued payroll and employee benefits	92,207	(43,025)
Other payables and accrued liabilities	522,353	(1,292,657)
Income taxes payable	178,903	(795,487)
Net Cash (Used in) Provided by Operating Activities	(6,442,577)	2,369,487

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(12,781,114)	(3,144,261)
Proceeds from sale of property, plant and equipment	-	572,312

Net Cash Used in Investing Activities	(12,781,114)	(2,571,949)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	41,837,553	2,273,360
Repayment of bank loans	(154,579)	-
Payment of capital lease obligation	(135,611)	(32,317)

Net Cash Provided by Financing Activities	41,547,363	2,241,043

Effect of Exchange Rate Changes on Cash and Cash Equivalents	109,473	333,579

Net Increase in Cash and Cash Equivalents	22,433,145	2,372,160

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	4,142,437	5,837,745

Cash, Cash Equivalents and Restricted Cash - End of Period	$26,575,582	$8,209,905

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$485,075	$509,783
Cash paid for income taxes	$1,523,555	$1,784,107

Cash and bank balances	26,575,582	8,209,905
Restricted cash	-	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	26,575,582	8,209,905